Exhibit 99.1

September 28, 2016	Media: Peter Lucht – 781.655.2289 Investors: Ellen A. Taylor – 203.900.6854

Citizens Financial Group Announces Departure of Chief Financial Officer Eric Aboaf

Former CFO John Fawcett to serve in interim role

PROVIDENCE, RI — Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today announced that Chief Financial Officer Eric Aboaf is departing to become CFO of State Street Corporation. Aboaf has been CFO since April 2015, and will work through his notice period until Dec. 16, 2016. Former Citizens Financial Group CFO John Fawcett, who retired in April 2015 after the Citizens initial public offering, will come out of retirement and serve as interim CFO, subject to regulatory approval, post Aboaf’s departure until a successor has been found.

Chairman and CEO Bruce Van Saun commented, “I’d like to thank Eric for his contributions while at Citizens. He has developed into a very good CFO and has made important contributions in managing our balance sheet, driving efficiency initiatives and working with our businesses on their strategy. He has an opportunity at State Street to substantially increase his compensation and gain new experiences at a large, global custody bank and we wish him well.”

Van Saun continued, “I am deeply grateful that John Fawcett has agreed to come out of retirement and become CFO on an interim basis. This will ensure that we maintain the strong momentum we have towards our goal of becoming a top-performing regional bank. We will conduct a thorough external search for the permanent CFO, and I am confident in our ability to attract top quality.”

Citizens also affirms that it is having a strong quarter and currently expects to meet or exceed Bloomberg third quarter consensus estimates of $0.48 per share.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $145.2 billion in assets as of June 30, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides wealth management, mortgage lending, auto lending, student lending and commercial banking services in select markets

Citizens Financial Group, Inc.

nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission on February 26, 2016.

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Exhibit A

Mr. Fawcett, age 57, is currently a director of Utrecht-America Holdings, Inc. Mr. Fawcett was previously our Chief Financial Officer from November 2007 to April 2015, when he retired from the Company. As Chief Financial Officer, Mr. Fawcett’s functional responsibilities included financial management functions including controlling, financial reporting, planning and analysis, tax management, treasury, corporate strategy and investor relations. In November 2007, Mr. Fawcett joined the Company from Citigroup Inc., where he held various roles over the course of a 20-year career including Chief Financial Officer for Trading and Capital Markets; Head of Planning and Analysis for the Global Corporate and Investment Bank; and most recently Chief Financial Officer for the Global Transactions Services Business. Mr. Fawcett earned a B.S. in accounting and an M.B.A. in finance from St. John’s University.